Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-104124, 333-115579, 333-59636, 333-41348 and 333-41288), on Form S-3 (Nos. 333-69578, 333-86606, and 333-37994), and on Form S-4 (333-116379) of Janus Capital Group Inc. of our report dated March 4, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of DST Systems, Inc., which appears in the DST Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP
Kansas City, Missouri
March 14, 2005